SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------

                                    FORM 8-K

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): May 17, 2005


                           J. C. PENNEY COMPANY, INC.
             (Exact name of registrant as specified in its charter)


   Delaware                           1-15274                       26-0037077
(State or other jurisdiction    (Commission File No.)         (I.R.S. Employer
  of incorporation )                                         Identification No.)


6501 Legacy Drive
Plano, Texas                                                75024-3698

(Address of principal executive offices)                    (Zip code)




Registrant's telephone number, including area code:  (972) 431-1000


==========================================================================
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13d-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02         Results of Operations and Financial Condition.

     J. C. Penney Company, Inc. issued a news release on May 17, 2005, announcing its first quarter consolidated earnings. This information is attached as Exhibit 99.1.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              J. C. PENNEY COMPANY, INC.



                                              By:  /s/ Robert B. Cavanaugh
                                               --------------------------------
                                                 Robert B. Cavanaugh
                                                 Executive Vice President,
                                                 Chief Financial Officer




Date:  May 18, 2005

                                  EXHIBIT INDEX

     Exhibit Number                           Description

       99.1                                   J. C. Penney Company, Inc.
                                              News Release issued May 17, 2005

                                                                    Exhibit 99.1

          JCPENNEY FIRST QUARTER EARNINGS PER SHARE INCREASE 66 PERCENT

          Operating Profit Increases 37 Percent to 7.5 Percent of Sales

                    Business Fundamentals Continue to Improve


PLANO, Texas, May 17, 2005 -- J. C. Penney Company, Inc. (NYSE: JCP) first quarter earnings per share from continuing operations increased 66 percent to $0.63 per share from $0.38 per share in last year's period. On a dollar basis, income from continuing operations increased to $172 million from $118 million last year. Earnings per share increased primarily as the result of continued improvement in sales productivity, growth in gross margin and leverage of SG&A expenses, and also benefited from the company's ongoing stock buyback program. Net income for the quarter was $0.63 per share compared to $0.13 per share last year.

Myron E. (Mike) Ullman, III, Chairman and Chief Executive Officer said, "Our first quarter performance demonstrates that the fundamentals of our business continue to improve, driven by the positive response of the moderate customer to our merchandise, marketing and shopping experience initiatives. Operating profit increased significantly, and we are pleased that despite difficult comparisons to last year, we delivered increased sales."

Ullman added, "Our vision is to become the preferred shopping choice for middle America, a customer segment that continues to show that it is resilient and rewards retailers that meet or exceed customers' expectations. We believe that we have identified the initiatives that can make this vision a reality and have the team in place to execute our recently announced 2005 to 2009 Long-Range Plan. Our Plan is focused on making an emotional connection with the customer, creating an easy and exciting shopping environment, becoming a leader in performance and execution, and making JCPenney a great place to work - and we believe it will drive continued growth for the company."

Operating Results
------------------

During the first quarter, sales were at the high end of guidance. Comparable department store sales increased 3.0 percent on top of a 9.5 percent increase in last year's first quarter, while total department store sales increased 3.7 percent. Improvement in sales was broad-based, with increases in all merchandise divisions and all regions of the country. Catalog/Internet sales increased 5.4 percent on top of a 6.5 percent increase last year. Internet sales increased approximately 35 percent for the quarter as we continue to attract new, younger customers to jcpenney.com.


For the first quarter, gross margin improved by 120 basis points, to 41.3 percent of sales, reflecting continued benefits of the company's centralized business model, including: improved merchandise assortments, better initial merchandise allocations and replenishment, and improved seasonal transitions and clearance. SG&A expenses increased 2.2 percent on a dollar basis and were leveraged, declining by 60 basis points as a percent of sales. SG&A expenses include a charge of $19 million, or approximately $0.05 per share, related to the expensing of employee stock options. This charge reflects the early adoption of the final accounting rules to recognize compensation expense over the employee service period, which is the earlier of the retirement eligibility date or the normal vesting period.

First quarter operating profit was $313 million or 7.5 percent of sales, compared with $229 million, or 5.7 percent of sales, last year. This represents an increase of nearly 37 percent, or 180 basis points as a percent of sales.

Other Charges and Credits
--------------------------

The company reported $22 million of income as real estate and other, principally related to a gain from the sale of real estate. In addition, during the quarter, the company incurred pre-tax charges of $13 million related to the repurchase of debt in open market transactions. Net interest expense was $53 million during the quarter, which was better than original expectations, and benefited from increased cash balances throughout the quarter and higher short-term interest rates on cash investments.

Financial Condition
--------------------

JCPenney's financial condition remains strong. As of April 30, 2005, the company had cash investments of $4.1 billion, which will be reduced over the balance of the year as the capital structure repositioning program is completed. Long-term debt totaled $3.7 billion, including $264 million of current maturities. Free cash flow for the quarter was a negative $106 million, which was in line with expectations. The company continues to expect to generate about $100 million of positive free cash flow for the full year.



Capital Structure Repositioning
-------------------------------

During the first quarter, the company repurchased 7.7 million shares of its common stock. Since inception of the capital structure repositioning program in August 2004, the company has repurchased approximately 58 million shares for $2.3 billion, or about 60 percent of the $3.75 billion authorized under the program. The company continues to expect to complete the program by the end of 2005. In addition, the company purchased $194 million of long-term debt in open market transactions during the first quarter. The company has authorization to repurchase an additional $56 million of its long-term debt.


Earnings Guidance
------------------

For the second quarter, comparable store sales are expected to increase low-single digits with catalog/Internet sales expected to increase low- to mid-single digits. The company expects earnings from continuing operations to be in the range of $0.25 to $0.30 per share in the second quarter, based on an average diluted share count of 263 million to 266 million shares. For the full year management now expects earnings from continuing operations in the range of $2.96 to $3.08 per share based on 255 million to 260 million average fully diluted shares. Second quarter and full year earnings assume charges of approximately $7 million, or $0.02 per share, and $20 million, or $0.05 per share, respectively, related to premiums on open market debt retirements and $4 million, or $0.01 per share, and $33 million, or $0.08 per share, respectively, for the expensing of employee stock options.

Earnings per share for the balance of the year reflect improvement in both gross margin and SG&A expense as a percent of sales, coupled with benefits derived from lower share counts as compared with last year.

Senior management will host a live conference call and real-time webcast on May 17, 2005, beginning at 9:30 a.m. ET. Access to the conference call is open to the press and general public in a listen only mode. To access the conference call, please dial 973-935-2035 and reference the JCPenney Quarterly Earnings Conference Call. The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing 973-341-3080, pin code 5717169. The live webcast may be accessed via JCPenney's Investor Relations page (JCPenney.net), or on StreetEvents.com (for members) and FullDisclosure.com (for media and individual investors). Replays of the webcast will be available for up to 90 days after the event.


For further information, contact:

Investor Relations
------------------
Bob Johnson; (972) 431-2217; rvjohnso@jcpenney.com
Ed Merritt; (972) 431-8167; emerritt@jcpenney.com

Public Relations
------------------
Quinton Crenshaw; (972) 431-5581; qcrensha@jcpenney.com
Tim Lyons; (972) 431-4834; tmlyons@jcpenney.com


About JCPenney
--------------

J. C. Penney Corporation, Inc., the wholly-owned operating subsidiary of J. C. Penney Company, Inc., is one of America's largest department store, catalog, and e-commerce retailers, employing approximately 150,000 associates. As of April 30, 2005, J. C. Penney Corporation, Inc. operated 1,017 JCPenney department stores throughout the United States and Puerto Rico, and 62 Renner department stores in Brazil. JCPenney Catalog, including e-commerce, is the nation's largest catalog merchant of general merchandise, and JCPenney.com is one of the largest apparel and home furnishings sites on the Internet. J. C. Penney Corporation, Inc. is a contributor to JCPenney Afterschool Fund, a charitable organization committed to providing children with high quality after school programs to help them reach their full potential.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, changes in management, and government activity. Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. Non-GAAP terms, such as EBITDA and free cash flow, are defined and presented in the company's most recent Annual Report on Form 10-K. The company does not undertake to update these forward-looking statements as of any future date.

                                      # # #

                           J. C. PENNEY COMPANY, INC.
                          SUMMARY OF OPERATING RESULTS
                                   (Unaudited)
                  (Amounts in millions except per share data)


                                                       13 weeks ended
                                                    ----------------------------
                                                    April 30,        May 1,           Inc.
                                                      2005            2004           (Dec.)
                                                    ----------------------------    -----------

SALES PERCENTAGES:
Comparable department store sales increase               3.0%            9.5%
Catalog/Internet sales increase                          5.4%            6.5%

STATEMENTS OF OPERATIONS:
Department Stores and Catalog/Internet
  sales, net                                           $ 4,192         $ 4,033        3.9%
Gross margin                                             1,729           1,615        7.1%
Selling, general and administrative
   (SG&A) expenses                                       1,416           1,386        2.2%
                                                    ------------    ------------

Operating profit                                         313             229          36.7%
Net interest expense                                     53              57          (7.0)%
Bond premiums and unamortized costs                      13              -            N/A
Real estate and other (income)                          (22)            (8)           N/A
                                                    ------------    ------------

Income from continuing operations
   before income taxes                                   269             180          49.4%
Income tax expense                                       97              62           56.5%
                                                    ------------    ------------

Income from continuing operations                      $ 172           $ 118          45.8%
                                                    ------------    ------------

Discontinued operations, net of income tax
    (benefit) of $0 and $(90)                            -              (77)          N/A
                                                    ------------    ------------

Net income                                             $ 172          $  41           100.0% +
                                                    ============    ============


Earnings per share from continuing
   operations - diluted                               $  0.63         $  0.38         65.8%

Earnings per share - diluted                          $  0.63         $  0.13         100.0% +

FINANCIAL DATA:
---------------
Ratios as a % of sales:
       Gross margin                                      41.3%           40.1%
       SG&A expenses                                     33.8%           34.4%
       Operating profit                                  7.5%            5.7%
Depreciation and amortization                         $  90           $  87
Effective income tax rate for continuing operations      36.0%           34.5%

COMMON SHARES DATA:
Outstanding shares at end of period                      266.6           281.7
Average shares outstanding (basic shares)                271.3           277.7
Average shares used for diluted EPS                      274.0           305.8
Shares repurchased                                       7.7             -
Total cost of shares repurchased                       $ 360          $  -

                           J. C. PENNEY COMPANY, INC.
               SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

                                   (Unaudited)
                             (Amounts in millions)

                                                                            April 30,        May 1,
                                                                              2005            2004
                                                                           ------------    ------------

SUMMARY BALANCE SHEETS:
Cash and short-term investments                                             $   4,147       $   3,027
Merchandise inventory (net of LIFO reserves of $25 and $43)                     3,293           3,338
Other current assets                                                            555             446
Property and equipment, net                                                     3,636           3,462
Other assets                                                                    2,068           1,810
Assets of discontinued operations                                               -               6,077
                                                                           ------------    ------------

       Total assets                                                           $ 13,699        $ 18,160
                                                                           ============    ============


Accounts payable and accrued expenses                                         $ 2,640         $ 2,411
Short-term debt                                                                 111             34
Current maturities of long-term debt                                            264             243
Current income taxes, payable and deferred                                      102             875
Long-term debt                                                                  3,461           5,113
Long-term deferred taxes                                                        1,328           1,204
Other liabilities                                                               1,031           819
Liabilities of discontinued operations                                          -               1,863
                                                                           ------------    ------------

       Total liabilities                                                        8,937           12,562
Stockholders' equity                                                            4,762           5,598
                                                                           ------------    ------------

       Total liabilities and stockholders' equity                             $ 13,699        $ 18,160
                                                                           ============    ============



                                                                                 13 weeks ended
                                                                           ----------------------------

                                                                            April 30,        May 1,
                                                                              2005            2004
                                                                           ------------    ------------

SUMMARY STATEMENTS OF CASH FLOWS:
---------------------------------
Net cash provided by/(used in):
       Total operating activities                                             $ 12           $ (20)
       Investing activities
          Capital expenditures                                                 (99)            (64)
          Proceeds from sale of assets                                          16              19
                                                                           ------------    ------------

       Total investing activities                                              (83)            (45)
       Financing activities
          Change in debt                                                       (121)            13
          Stock repurchase program                                             (318)            -
          Other changes in stock                                                75              130
          Dividends paid                                                       (35)            (34)
                                                                           ------------    ------------

       Total financing activities                                              (399)            109
Cash (paid to) discontinued operations                                         (70)            (11)
                                                                           ------------    ------------

Net (decrease)/increase in cash and short-term investments                     (540)            33
Cash and short-term investments at beginning of period                          4,687           2,994
                                                                           ------------    ------------

Cash and short-term investments at end of period                              $ 4,147         $ 3,027
                                                                           ============    ============